Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES DECEMBER CASH DISTRIBUTION
     DALLAS, Texas, December 19, 2005 — Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE — PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.155851 per unit, payable on January 17, 2006, to unit holders of record on December 30, 2005.
     This month’s distribution increased from the previous month due primarily to a slight increase in oil and gas production in both the Waddell Ranch and Texas Royalty Properties. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 75,998 bbls and 340,592 mcf. The average price for oil was $56.81 per bbl and for gas was $9.78 per mcf. This would primarily reflect production for the month of October. There were no capital expenditures for this period. The numbers provided reflect what was net to the Trust.
     For information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at
http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper Senior Vice President Bank of America, N.A. Toll Free — 877 .228.5085